EXHIBIT 16.1

December 20, 2013

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:

Wall Street Media Co., Inc.

File Reference No. 333-163439

We were previously the independent registered public accounting firm for Wall Street Media Co., Inc. (f/k/a Bright Mountain Holdings, Inc. and My Catalog Online, Inc.) and under the date of December 31, 2012, we reported on the consolidated financial statements of Wall Street Media Co., Inc. (f/k/a Bright Mountain Holdings, Inc. and My Catalog Online, Inc.) and Subsidiary, as of September 30, 2012 and 2011 and for each of the two years in the period ended September 30, 2012.

Effective December 18, 2013 we were dismissed as the independent registered public accounting firm. We have read Wall Street Media Co., Inc.’s (f/k/a Bright Mountain Holdings, Inc. and My Catalog Online, Inc.) disclosures included in Item 4.01 “Changes in Registrant’s Certifying Accountant” on Wall Street Media Co., Inc.’s (f/k/a Bright Mountain Holdings, Inc. and My Catalog Online, Inc.) Form 8-K dated December 18, 2013 to be filed with the Securities and Exchange Commission and we agree with such statements as they pertain to Salberg & Company, P.A.

Very truly yours,

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431-7328

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

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